AMENDED AND RESTATED

MASTER SERVICES AGREEMENT

This Agreement, dated June 1, 2016 and amended and restated as of January 1, 2018, is between Cross Shore Discovery Fund (the “Trust”), a Delaware statutory trust, and Ultimus Fund Solutions, LLC (“Ultimus”), a limited liability company organized under the laws of the State of Ohio.

Background

The Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”), and it desires that Ultimus perform certain services for each of its series listed on Schedule A (individually referred to herein as a “Fund” and collectively as the “Funds”). Ultimus is willing to perform such services on the terms and conditions set forth in this Agreement.

Terms and Conditions

1.	Retention of Ultimus

The Trust retains Ultimus to act as the service provider on behalf of each Fund for the services set forth in each Addendum selected below (collectively, the “Services”), which are incorporated by reference into this Agreement. Ultimus accepts such employment to perform the selected Services.

[ ]	Fund Accounting Addendum

[X]	Fund Administration Addendum

[X]	Transfer Agent and Shareholder Servicing Addendum

Each selected Addendum is incorporated by reference into this Agreement.

2.	Allocation of Charges and Expenses

2.1.	Ultimus shall furnish at its own expense the executive, supervisory, and clerical personnel necessary to perform its obligations under this Agreement. Ultimus shall also pay all compensation of any officers of the Trust who are affiliated persons of Ultimus, (with it being understood that the Trust is responsible for the payment of the fees set forth in the Fee Letter, as defined below, including for Services concerning the provision of an individual to serve as the Trust’s chief compliance officer).

2.2.	The Trust, on behalf of each Fund, assumes and shall pay or cause to be paid all other expenses of the Trust or a Fund not otherwise allocated under this Section 2, including, without limitation, organization costs, taxes, expenses for legal and auditing services, the expenses of preparing (including typesetting), printing and mailing reports, prospectuses, statements of additional information, proxy statements and related materials, all expenses incurred in connection with issuing and redeeming shares, the costs of custodial services, the cost of initial and ongoing registration or qualification of the shares under federal and state securities laws, fees and out-of-pocket expenses of Trustees who are not affiliated persons of Ultimus or the investment adviser(s) to the Trust, insurance premiums, interest, brokerage costs, litigation and other extraordinary or nonrecurring expenses, and all fees and charges of investment advisers to the Trust.

3.	Compensation

3.1.	The Trust, on behalf of each Fund, shall pay for the Services to be provided by Ultimus under this Agreement in accordance with, and in the manner set forth in, the fee letter attached to each addendum (each a “Fee Letter”), which may be amended from time to time. Each Fee Letter is incorporated by reference into this Agreement.

3.2.	If this Agreement becomes effective subsequent to the first day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be prorated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. If this Agreement terminates before the last day of a month, Ultimus’ compensation for that part of the month in which the Agreement is in effect shall be equal to a full calendar month’s worth of fees as calculated in a manner consistent with the calculation of the fees as set forth in the applicable Fee Letter. The Trust shall promptly pay Ultimus’ compensation for the preceding month.

3.3.	In the event that the U.S. Securities and Exchange Commission (the “SEC”), Financial Industry Regulatory Authority, Inc. (“FINRA”), or any other regulator or self-regulatory authority adopts regulations and requirements relating to the payment of fees to service providers or which would result in any material increases in costs to provide the Services under this Agreement, the parties agree to negotiate in good faith amendments to this Agreement in order to comply with such requirements and provide for additional compensation for Ultimus as mutually agreed to by the parties.

3.4.	In the event that any fees are disputed, the Trust shall, on or before the due date, pay all undisputed amounts due hereunder and notify Ultimus in writing of any disputed fees which it is disputing in good faith. Payment for such disputed fees shall be due on or before the tenth (10th) business day after the day on which Ultimus provides to the Trust documentation which reasonably supports the disputed charges.

4.	Reimbursement of Expenses

In addition to paying Ultimus the fees described in each Fee Letter, the Trust, on behalf of each Fund, agrees to reimburse Ultimus for its actual out-of-pocket expenses in providing services hereunder, if applicable, including without limitation the following:

4.1.	Reasonable travel and lodging expenses incurred by officers and employees of Ultimus in connection with attendance at meetings of the Trust’s Board of Trustees (the “Board”) or any Committee thereof and shareholders’ meetings;

4.2.	All freight and other delivery charges incurred by Ultimus in delivering materials on behalf of the Trust;

4.3.	The costs approved by the Trust of obtaining primary and secondary security market quotes and any securities data, including but not limited to the cost of fair valuation services;

4.4.	The cost of electronic or other methods of storing records and materials;

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4.5.	All fees and expenses approved by the Trust incurred in connection with any licensing of software, subscriptions to databases, custom programming or systems modifications required to provide any special reports or services requested by the Trust;

4.6.	Any expenses Ultimus shall incur at the direction of an officer of the Trust thereunto duly authorized other than an employee or other affiliated person of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes;

4.7.	A reasonable allocation of the costs associated with the preparation of Ultimus’ Service Organization Control 1 Reports (“SOC1 Reports”); and

4.8.	Any additional expenses reasonably incurred by Ultimus in the performance of its duties and obligations under this Agreement.

5.	Maintenance of Books and Records; Record Retention

5.1.	Ultimus shall maintain and keep current the accounts, books, records and other documents relating to the Services as may be required by applicable law, rules, and regulations, including Federal Securities Laws as defined under Rule 38a-1 under the 1940 Act.

5.2.	Ownership of Records

A.	Ultimus agrees that all such books, records, and other data (except computer programs and procedures) developed to perform the Services (collectively, “Client Records”) shall be the property of the Trust or Fund.

B.	Ultimus agrees to provide the Client Records of the Trust or a Fund upon reasonable request, and to make such books and records available for inspection by the Trust, a Fund, or its regulators at reasonable times.

C.	Ultimus agrees to furnish to the Trust or a Fund, at the expense of the Trust or Fund, all Client Records in the electronic or other medium in which such material is then maintained by Ultimus as soon as practicable after any termination of this Agreement. Unless otherwise required by applicable law, rules, or regulations, Ultimus shall promptly turn over to the Trust or Fund or, upon the written request of the Trust or Fund, destroy the Client Records maintained by Ultimus pursuant to this Agreement. If Ultimus is required by applicable law, rule, or regulation to maintain any Client Records, it will provide the Trust or Fund with copies as soon as reasonably practical after the termination.

5.3.	Ultimus agrees to keep confidential all Client Records, except when requested to divulge such information by duly constituted authorities or court process.

5.4.	If Ultimus is requested or required to divulge such information by duly constituted authorities or court process, Ultimus shall, unless prohibited by law, promptly notify the Trust or Fund of such request(s) so that the Trust or Fund may seek an appropriate protective order.

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6.	Subcontracting

Ultimus may, at its expense, upon notice to the Trust, subcontract with any entity or person concerning the provision of the Services; provided, however, that Ultimus shall not be relieved of any of its obligations under this Agreement by the appointment of such subcontractor, that Ultimus shall be responsible, to the extent provided in Section 10, for all acts of a subcontractor.

7.	Effective Date

7.1.	This Agreement shall become effective as of the date first written above with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (the “Agreement Effective Date”).

7.2.	Each Addendum shall become effective as of the date first written in the Addendum with respect to each Fund in existence on such date (or, if a particular Fund is not in existence on that date, on the date such Fund commences operation) (collectively with the Agreement Effective Date, the “Addendum Effective Date”).

8.	Term

8.1.	Initial Term. This Agreement shall continue in effect, unless earlier terminated by either party as provided under this Section 8, until December 31, 2017 (the “Initial Term”).

8.2.	Renewal Terms. Immediately following the Initial Term this Agreement shall automatically renew for successive one-year periods (a “Renewal Term”).

8.3.	Termination. A party may terminate this Agreement under the following circumstances.

A.	Termination for Good Cause. During the Initial Term or a Renewal Term, a party (the “Terminating Party”) may only terminate the Agreement against the other party (the “Non-Terminating Party”) for good cause. For purposes of this Agreement, “good cause” shall mean:

(1)	a material breach of this Agreement by the Non-Terminating Party that has not been cured or remedied within 30 days after the Non-Terminating Party receives written notice of such breach from the Terminating Party;

(2)	the Non-Terminating Party takes a position regarding compliance with Federal Securities Laws that the Terminating Party reasonably disagrees with, the Terminating Party provides 30 days’ prior written notice of such disagreement, and the parties fail to come to agreement on the position;

(3)	a final and unappealable judicial, regulatory, or administrative ruling or order in which the Non-Terminating Party has been found guilty of criminal or unethical behavior in the conduct of its business;

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(4)	the authorization or commencement of, or involvement by way of pleading, answer, consent, or acquiescence in, a voluntary or involuntary case under the Bankruptcy Code of the United States Code, as then in effect.

B.	Out-of-Scope Termination. If a Trust or Fund demands services that are beyond the scope of this Agreement and any incorporated Addendum, and the parties cannot agree on appropriate terms relating to such out-of-scope services, Ultimus may terminate this Agreement upon 60 days’ prior written notice.

C.	End-of-Term Termination. A party can terminate this Agreement at the end of the Initial Term or a Renewal Term by providing written notice of termination to the other party at least 90 days prior to the end of the Initial Term or then-current Renewal Term.

D.	Early Termination. Any termination by the Trust or Fund other than termination under Section 8.3.A or C is deemed an “Early Termination”. The Trust or Fund that provides a notice of early termination must provide at least 90 days’ prior written notice and is subject to an “Early Termination Fee” equal to one half of the pro rated fee amount due to Ultimus through the end of the then-current term as calculated in the applicable Fee Letter.

E.	Final Payment. Any unpaid compensation, reimbursement of expenses, or Early Termination Fee is due to Ultimus within 15 calendar days of the termination date provided in the notice of termination.

F.	Transition. Upon termination of this Agreement, Ultimus will cooperate with any reasonable request of the Trust to effect a prompt transition to a new service provider selected by the Trust. Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (2) a reasonable de-conversion fee as mutually agreed to by the parties.

G.	Liquidation. Upon termination of this Agreement due to the liquidation of the Trust or a Fund, Ultimus shall be entitled to collect from the Trust, in addition to the compensation described in each applicable Fee Letter, (1) the amount of all of Ultimus’ cash disbursements reasonably made for services in connection with Ultimus’ activities in effecting such termination, including without limitation, the delivery to the Trust or its designees the Trust’s property, records, instruments, and documents, and (2) a reasonable liquidation fee as mutually agreed to by the parties.

8.4.	No Waiver. Failure by either party to terminate this Agreement for a particular cause shall not constitute a waiver of its right to subsequently terminate this Agreement for the same or any other cause.

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9.	Additional Funds or Classes of Shares

In the event that the Trust establishes one or more series or classes of shares after the Agreement Effective Date, each such series or class of shares shall become a Fund or class of shares of a Fund (if applicable), under this Agreement and shall be added to Schedule A.

10.	Standard of Care; Limits of Liability; Indemnification

10.1.	Standard of Care. Each party's duties are limited to those expressly set forth in this Agreement and the parties do not assume any implied duties. Each party shall use its best efforts in the performance of its duties and act in good faith in performing the Services or its obligations under this Agreement. Each party shall be liable for any damages, losses or costs arising directly or indirectly out of such party’s failure to perform its duties under this Agreement to the extent such damages, losses or costs arise directly or indirectly out of its willful misfeasance, bad faith, negligence in the performance of its duties, or reckless disregard of its obligations and duties hereunder.

10.2.	Limits of Liability

A.	Ultimus shall not be liable for any Losses (as defined below) arising from the following:

(1)	performing Services or duties pursuant to any instruction, notice, or other instrument that Ultimus reasonably believes to be genuine and to have been signed or presented by a duly authorized representative of the Trust or any Fund (other than an employee or other affiliated persons of Ultimus who may otherwise be named as an authorized representative of the Trust for certain purposes);

(2)	operating under its own initiative, in good faith and in accordance with the standard of care set forth herein, in performing its duties or the Services;

(3)	any errors in the valuation information provided by the Trust’s approved third party pricing service(s) or the investment adviser(s) to the Fund for the purpose of valuing a Fund’s portfolio holdings;

(4)	any default, damages, costs, loss of data or documents, errors, delay, or other loss whatsoever caused by events beyond Ultimus’ reasonable control; and

(5)	any error, action or omission by the Trust or other past or current service provider, provided that neither Huntington Asset Services, Inc. nor Ultimus Asset Services, LLC (each while serving as the Trust’s transfer agent) shall be deemed to be an “other past service provider”.

B.	Ultimus may apply to the Trust at any time for instructions and may consult with counsel for the Trust or a Fund, counsel for the Trust’s independent Trustees, and with accountants and other experts with respect to any matter arising in connection with Ultimus' duties or the Services. Ultimus shall not be liable or accountable for any action taken or omitted by it in good faith in accordance with such instruction or with the reasonable opinion of such counsel, accountants, or other experts qualified to render such opinion

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C.	A copy of the Trust’s Declaration of Trust is on file with the Secretary of the State of Delaware, and notice is hereby given that this instrument is executed on behalf of the Trust and not the Trustees individually and that the obligations of this instrument are not binding upon any of the Trustees, officers or shareholders individually but are binding only upon the assets and property of the Trust (or if the matter relates only to a particular Fund, that Fund), and Ultimus shall look only to the assets of the Trust (or the particular Fund), for the satisfaction of such obligations.

D.	Ultimus shall not be held to have notice of any change of authority of any officer, agent, representative or employee of the Trust, the Trust’s investment adviser or any of the Trust’s other service providers until receipt of written notice thereof from the Trust. As used in this Agreement, the term “investment adviser” includes all sub-advisers or person performing similar services.

E.	The Board has and retains primary responsibility for oversight of all compliance matters relating to the Funds including but not limited to compliance with the 1940 Act, the Internal Revenue Code of 1986, as amended (the “Internal Revenue Code”), the USA PATRIOT Act of 2001, the Sarbanes Oxley Act of 2002 and the policies and limitations of each Fund relating to the portfolio investments as set forth in the prospectus and statement of additional information. Ultimus’ monitoring and other functions hereunder shall not relieve the Board of its primary day-to-day responsibility for overseeing such compliance.

F.	To the maximum extent permitted by law, the Trust agrees to limit Ultimus’ liability for the Trust’s Losses (as defined below) to an amount that shall not exceed the total compensation received by Ultimus under this Agreement during the most recent rolling 12-month period or, if the Agreement is in effect for less than a year at the time of liability, then the most recent one-month period annualized. This limitation shall apply regardless of the cause of action or legal theory asserted. Notwithstanding the forgoing, the limitation of liability shall include any fees paid during the most recent rolling 12-month period under the Services Agreement dated December 31, 2014 between the Trust and Ultimus Asset Services, LLC (successor to Huntington Asset Services, Inc.).

G.	In no event shall Ultimus be liable for trading losses, lost revenues, special, incidental, punitive, indirect, consequential or exemplary damages or lost profits, whether or not such damages were foreseeable or Ultimus was advised of the possibility thereof. The parties acknowledge that the other parts of this agreement are premised upon the limitation stated in this section.

10.3.	Indemnification

A.	Each party (the “Indemnifying Party”) agrees to indemnify, defend, and protect the other party, including its trustees or directors, officers, employees, and other agents (collectively, the “Indemnitees”), and shall hold the Indemnitees harmless from and against any actions, suits, claims, losses, damages, liabilities, and reasonable costs, charges, expenses (including attorney fees and investigation expenses) (collectively, “Losses”) arising directly or indirectly out of (1) the Indemnifying Party’s failure to exercise the standard of care set forth above unless such Losses were caused in part by the Indemnitees own willful misfeasance, bad faith or negligence; (2) any violation of Applicable Law (defined below) by the Indemnifying Party or its affiliated persons or agents relating to this Agreement and the activities thereunder; and (3) any material breach by the Indemnifying Party or its affiliated persons or agents of this Agreement.

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B.	Notwithstanding the foregoing provisions, the Trust or Fund shall indemnify Ultimus for Ultimus’ Losses arising from circumstances under Section 10.2.A.

C.	Upon the assertion of a claim for which either party may be required to indemnify the other, the party seeking indemnification shall promptly notify the other party of such assertion, and shall keep the other party advised with respect to all developments concerning such claim. The party who may be required to indemnify shall have the option to participate with the party seeking indemnification in the defense of such claim or to defend against said claim in its own name or in the name of the other party. The party seeking indemnification shall in no case confess any claim or make any compromise in any case in which the other party may be required to indemnify it except with the other party’s prior written consent.

10.4.	The provisions of this Section 10 shall survive termination of this Agreement.

11.	Force Majeure.

Neither party will be liable for Losses, loss of data, delay of Services, or any other issues caused by events beyond its reasonable control, including, without limitation, delays by third party vendors and/or communications carriers, acts of civil or military authority, national emergencies, labor difficulties, fire, flood, catastrophe, acts of God, insurrection, war, riots, or (unless such failures are within Ultimus’ reasonable control) failure of the mails, transportation, communication, or power supply.

12.	Representations and Warranties

12.1.	Joint Representations. Each party represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	It is a corporation, partnership, trust, or other entity duly organized and validly existing in good standing under the laws of the jurisdiction in which it is organized.

(B)	To the extent required by Applicable Law (defined below), it is duly registered with all appropriate regulatory agencies or self-regulatory organizations and such registration will remain in full force and effect for the duration of this Agreement.

(C)	For the duties and responsibilities under this Agreement, it is currently and will continue to abide by all applicable federal and state laws, including without limitation federal and state securities laws; regulations, rules, and interpretations of the SEC and its authorized regulatory agencies and organizations, including FINRA; and all other self-regulatory organizations governing the transactions contemplated under this Agreement (collectively, “Applicable Law”).

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(D)	It has duly authorized the execution and delivery of this Agreement and the performance of the transactions, duties, and responsibilities contemplated by the Agreement.

(E)	This Agreement constitutes a legal obligation of the party, subject to bankruptcy, insolvency, reorganization, moratorium, and other laws of general application affecting the rights and remedies of creditors and secured parties.

(F)	Whenever, in the course of performing its duties under this Agreement, it determines that a violation of Applicable Law has occurred, or that, to its knowledge, a possible violation of Applicable Law may have occurred, or with the passage of time could occur, it shall promptly notify the other party of such violation.

12.2.	Representations of the Trust. The Trust represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that:

(A)	(1) as of the close of business on the Agreement Effective Date, each Fund that is then in existence has authorized unlimited shares, and (2) no shares of the Trust will be offered to the public until the Trust’s registration statement under the Securities Act of 1933, as amended (the “Securities Act”), and the 1940 Act has been declared or becomes effective.

(B)	It shall cause the investment adviser(s) and sub-advisers, prime broker, custodian, legal counsel, independent accountants, and other service providers and agents, past or present, for each Fund to cooperate with Ultimus and to provide it with such information, documents, and advice relating to the Fund as appropriate or reasonably requested by Ultimus, in order to enable Ultimus to perform its duties and obligations under this Agreement.

(C)	To the knowledge of the Trust and the Fund, the Trust’s Agreement and Declaration of Trust (the “Declaration of Trust”), Bylaws and registration statement and the Fund’s prospectus are true and accurate and will remain true and accurate at all times during the term of this Agreement in conformance with applicable federal and state securities laws.

(D)	Each of the employees of Ultimus that serve or has served at any time as an officer of the Trust, including the CCO, President, Treasurer, Secretary and the AML Compliance Officer, shall be covered by the Trust’s Directors & Officers/Errors & Omissions insurance policy (the “Policy”) and shall be subject to the provisions of the Trust’s Declaration of Trust and Bylaws regarding indemnification of its officers. The Trust shall provide Ultimus with proof of current coverage, including a copy of the Policy, and shall notify Ultimus immediately should the Policy be cancelled or terminated.

(E)	Any officer of the Trust shall be considered an individual who is authorized to provide Ultimus with instructions and requests on behalf of the Trust (an “Authorized Person”) (unless such authority is limited in a writing from the Trust and received by Ultimus) and has the authority to appoint additional Authorized Persons, to limit or revoke the authority of any previously designated Authorized Person, and to certify to Ultimus the names of the Authorized Persons from time to time.

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12.3.	Representations of Ultimus. Ultimus represents and warrants, which representations and warranties shall be deemed to be continuing throughout the term of this Agreement, that it has a commercially reasonable disaster recovery plan.

13.	Insurance

13.1.	Maintenance of Insurance Coverage. Each party agrees to maintain throughout the term of this Agreement professional liability insurance coverage of the type and amount reasonably customary in its industry. Upon request, a party shall furnish the other party with pertinent information concerning the professional liability insurance coverage that it maintains. Such information shall include the identity of the insurance carrier(s), coverage levels, and deductible amounts.

13.2.	Notice of Claims. As it relates to the Services provided under this Agreement, each party shall notify the other party of any material claims against the notifying party under such insurance, whether or not the party is covered by insurance, and, if requested by the non-notifying party, the notifying party shall aggregate and disclose all outstanding claims against the notifying party.

13.3.	Notice of Termination. A party shall promptly notify the other party should any of the notifying party’s insurance coverage be canceled or reduced. Such notification shall include the date of change and the reasons therefore.

14.	Information Provided By The Trust

14.1.	Prior to the Agreement Effective Date. Prior to the Agreement Effective Date, the Trust will furnish to Ultimus the following:

(A)	copies of the Declaration of Trust and of any amendments thereto, certified by the proper official of the state in which such document has been filed;

(B)	the Trust’s Bylaws and any amendments thereto;

(C)	certified copies of resolutions of the Board covering the approval of this Agreement, authorization of a specified officer of the Trust to execute and deliver this Agreement and authorization for specified officers of the Trust to instruct Ultimus thereunder;

(D)	a list of all the officers of the Trust, together with specimen signatures of those officers who are authorized to instruct Ultimus in all matters;

(E)	the Trust’s registration statement on Form N-2 and all amendments thereto filed with the SEC pursuant to the Securities Act and the 1940 Act;

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(F)	the Trust’s notification of registration under the 1940 Act on Form N-8A as filed with the SEC;

(G)	an accurate current list of shareholders of each existing series of the Trust, if applicable, showing each shareholder’s address of record, number of shares owned and whether such shares are represented by outstanding share certificates;

(H)	copies of the current plan of distribution adopted by the Trust under Rule 12b-1 under the 1940 Act for each Fund, if applicable;

(I)	copies of the current investment advisory agreement and current investment sub-advisory agreement, if applicable, for each Fund;

(J)	copies of the current underwriting agreement for each Fund;

(K)	contact information for each Fund’s service providers, including but not limited to, the Fund’s administrator, custodian, transfer agent, independent accountants, legal counsel, underwriter and chief compliance officer; and

(L)	a copy of procedures adopted by the Trust in accordance with Rule 38a-1 under the 1940 Act.

14.2.	After the Agreement Effective Date. After the Agreement Effective Date, the Trust will furnish to Ultimus any amendments to the items listed in Section 14.1.

15.	Compliance with Law

The Trust assumes full responsibility for the preparation, contents, and distribution of each prospectus of a Fund and further agrees to comply with all applicable requirements of the Federal Securities Laws and any other laws, rules and regulations of governmental authorities having jurisdiction over the Trust or a Fund, including, but not limited to, the Internal Revenue Code, the USA PATRIOT Act of 2001, and the Sarbanes-Oxley Act of 2002, each as amended; provided that the forgoing shall not shield Ultimus from any liability to the Trust pursuant to Section 10.1 of this Agreement.

16.	Privacy and Confidentiality

16.1.	Definition of Confidential Information. The term “Confidential Information” shall mean all information that either party discloses (a “Disclosing Party”) to the other party (a “Receiving Party”), whether in writing, electronically, or orally and in any form (tangible or intangible), that is confidential, proprietary, or relates to clients or shareholders (each either existing or potential). Confidential Information includes, but is not limited to:

(A)	any information concerning technology, such as systems, source code, databases, hardware, software, programs, applications, engaging protocols, routines, models, displays, and manuals;

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(B)	any unpublished information concerning research activities and plans, customers, clients, shareholders, strategies and plans, costs, operational techniques;

(C)	any unpublished financial information, including information concerning revenues, profits and profit margins, and costs or expenses; and

(D)	Customer Information (as defined below).

Confidential Information is deemed confidential and proprietary to the Disclosing Party regardless of whether such information was disclosed intentionally or unintentionally, or marked appropriately.

16.2.	Definition of Customer Information. Any Customer Information will remain the sole and exclusive property of the Trust. “Customer Information” shall mean all non-public, personally identifiable information as defined by Gramm-Leach-Bliley Act of 1999, as amended, and its implementing regulations (e.g., SEC Regulation S-P and Federal Reserve Board Regulation P) (collectively, the “GLB Act”).

16.3.	Treatment of Confidential Information

(A)	Each party agrees that at all times during and after the terms of this Agreement, it shall use, handle, collect, maintain, and safeguard Confidential Information in accordance with (1) the confidentiality and non-disclosure requirements of this Agreement; (2) the GLB Act, as applicable and as it may be amended; and (3) such other Applicable Law, whether in effect now or in the future.

(B)	Each party agrees that:

(1)	The Receiving Party will hold all Confidential Information it obtains in strictest confidence and will use and permit use of Confidential Information solely for the purposes of this Agreement;

(2)	Without limiting the foregoing, the Receiving Party shall apply at least the same degree of reasonable care used for its own confidential and proprietary information to avoid disclosure or use of Confidential Information under this Agreement;

(3)	The Receiving Party may disclose or provide access only to its regulators or to its responsible employees or agents who have a need to know and are under adequate confidentiality agreements or arrangements, and the Receiving Party or its employees may make copies of Confidential Information only to the extent reasonably necessary to carry out the obligations under this Agreement; and

(4)	The Receiving Party will immediately notify the Disclosing Party of any unauthorized disclosure or use, and will cooperate with the Disclosing Party to protect all proprietary rights in any Confidential Information.

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16.4.	Severability. This provision and the obligations under this Section 16 shall survive termination of the Agreement.

16.5.	Cybersecurity

(A)       Ultimus agrees that it will notify the Trust’s Chief Compliance Officer (“Trust CCO”) as soon as reasonably possible of any information security event that involves the loss of, theft of, unauthorized access to or unauthorized disclosure or use of any Trust -related information technology, resources or data, and that could reasonably be expected to have the potential to have a material adverse impact on the Trust or its shareholders (an “Event”), and (b) keep the Trust CCO reasonably apprised of Ultimus’ response to the Event, including Ultimus’ assessment of the impact of the Event on the Trust and Ultimus’ remediation efforts. Should it be determined that the Event has materially adversely impacted or breached the confidentiality, integrity or availability of confidential Trust or shareholder information, the Trust CCO will promptly notify the Board, and, working in conjunction with Ultimus, will ensure that all required notifications under state and federal laws are made and take such other actions as may be necessary or appropriate to mitigate legal and business risks relating to the Event.

(B)       Ultimus agrees that it will notify the Trust CCO as soon as reasonably possible if it becomes aware of (a) any cybersecurity, related incident or event (other than an Event) that could reasonably be expected to have a material adverse impact on the ability of Ultimus to provide required services to the Trust or its shareholders, or the quality of such services; (b) any such incident or event that results in a material violation of any law, rule or regulation applicable to the Trust or applicable to Ultimus in providing services to the Trust (or adversely affects Ultimus’ ability to comply with any such law, rule or regulation); or (c) any material weaknesses in its cybersecurity procedures.

17.	Press Release

Within the first 60 days of the Agreement Effective Date, the Trust agrees to review in good faith a press release (in any format or medium) announcing the Agreement with Ultimus; provided that Ultimus must obtain the Trust’s prior written consent prior to publication of such release, which consent may only be reasonably denied by the Trust.

18.	Non-Exclusivity

The services of Ultimus rendered to the Trust are not deemed to be exclusive. Except to the extent necessary to perform Ultimus’ obligations under this Agreement, nothing herein shall be deemed to limit or restrict Ultimus’ right, or the right of any of Ultimus’ managers, officers or employees who also may be a trustee, officer or employee of the Trust, or persons who are otherwise affiliated persons of the Trust to engage in any other business or to devote time and attention to the management or other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other person.

19.	Arbitration

In the event of a dispute between or among the parties relating to or arising out of this Agreement or the relationship of the parties, the parties will submit the matter to arbitration in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA. The parties further agree that any contract, agreement or understanding between a party and its designees shall contain a provision binding the designee to the terms of this Arbitration Provision.

Ultimus Master Services Agreement

June 1, 2016

19.1.	Arbitration will be held in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, except (a) in the event that FINRA is unwilling to accept jurisdiction of the matter, such arbitration will be held in accordance with the rules and regulations of the American Arbitration Association under the Commercial Arbitration Procedures then in effect, and (b) in the event that a non-party to this Agreement brings an arbitration relating to or arising out of this Agreement, then the entire dispute shall be arbitrated in whichever arbitration forum such arbitration is brought, and the parties and their designees agree to submit to the jurisdiction of such arbitration forum. In the event that (x) a non-party initiates a judicial proceeding relating to, or arising out of, this Agreement, and (y) such claim cannot be compelled to arbitration, and (z) a party or its designee asserts a claim against another party or its designee in connection with such proceeding, then the entire dispute shall be litigated in that court, and the parties and their designees agree to submit to the jurisdiction of the court in that judicial proceeding.

19.2.	If the arbitration is brought by a party, the number of arbitrators will be three (3), and they will be selected in accordance with the rules and regulations of the Code of Arbitration Procedure adopted by FINRA, or American Arbitration Association under the Commercial Arbitration Procedures then in effect, as appropriate. To the extent possible, the arbitrators shall be attorneys specializing in securities law. The arbitration shall be governed by the Federal Arbitration Act, 9 U.S.C. Sections 1-16, to the exclusion of state laws inconsistent therewith, and judgment upon the award may be entered in any court having jurisdiction.

19.3.	The parties and their respective designees will each bear their own expenses, including legal and expert fees, if any, with respect to the arbitration. The arbitrator will designate the party and/or designee to bear the costs of the arbitration forum and arbitrator’s fees or the respective amounts of such costs to be borne by each party and/or their designees. Any costs or fees, including attorneys fees, involved in enforcing the award shall be fully assessed against and paid by the party and/or designee resisting or preventing enforcement of the award.

19.4.	Nothing in this Section 19 will prevent the parties from resorting to judicial proceedings or otherwise for injunctive relief to prevent or limit irreparable harm or injury to such a party.

20.	Notices

Any notice provided under this Agreement shall be sufficiently given when either delivered personally by hand or received by facsimile, electronic mail, or certified mail at the following address.

20.1.	If to the Trust:

Cross Shore Discovery Fund

225 Pictoria Drive, Suite 450

Cincinnati, OH 45246

Attention: President

and

Cross Shore Discovery Fund

111 Great Neck Road, Ste 201

Great Neck, NY 11021

Attention: Neil Kuttner

Ultimus Master Services Agreement

June 1, 2016

20.2.	If to Ultimus:

Ultimus Fund Solutions, LLC

Attn: Director of Fund Administration

225 Pictoria Drive, Suite 450

Cincinnati, Ohio 45246

Facsimile: (513) 587-3437

E-mail: FundAdmin@ultimusfundsolutions.com

21.	General Provisions

21.1.	Incorporation by Reference. This Agreement and its addendums, schedules, exhibits, and other documents incorporated by reference express the entire understanding of the parties and supersede any other agreement between them relating to the Services.

21.2.	Conflicts. In the event of any conflict between this Agreement and any Appendices or Addendum thereto, this Agreement shall control.

21.3.	Amendments. The parties may only amend or waive all or part of this Agreement by written amendment or waiver signed by both parties.

21.4.	Assignments

(A)	Except as provided in this Section 21.4, this Agreement and the rights and duties hereunder shall not be assignable by either of the parties except by the specific written consent of the non-assigning party.

(B)	The terms and provisions of this Agreement shall become automatically applicable to any investment company that is the successor to the Trust because of reorganization, recapitalization, or change of domicile.

(C)	Unless the Agreement is terminated in accordance with Section 8 of this Agreement, Ultimus may, to the extent permitted by law and in its sole discretion, assign all its rights and interests in this Agreement to an affiliate, parent, subsidiary or to the purchaser of substantially all of its business, provided that Ultimus provides to the Trust at least 90 days’ prior written notice.

(D)	This Agreement shall be binding upon, and shall inure to the benefit of, the parties and their respective successors and permitted assigns.

21.5.	Governing Law. This Agreement shall be construed in accordance with the laws of the State of Ohio and the applicable provisions of the 1940 Act. To the extent that the applicable laws of the State of Ohio, or any of the provisions herein, conflict with the applicable provisions of the 1940 Act, the latter shall control.

Ultimus Master Services Agreement

June 1, 2016

21.6.	Headings. Section and paragraph headings in this Agreement are included for convenience only and are not to be used to construe or interpret this Agreement.

21.7.	Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which when executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

21.8.	Severability. If any part, term or provision of this Agreement is held to be illegal, in conflict with any law or otherwise invalid, the remaining portion or portions shall be considered severable and not be affected by such determination, and the rights and obligations of the parties shall be construed and enforced as if the Agreement did not contain the particular part, term or provisions held to be illegal or invalid.

Signatures are located on the next page.

Ultimus Master Services Agreement

June 1, 2016

The parties duly executed this Amended and Restated Agreement as of January 1, 2018.

	Cross Shore Discovery Fund		Ultimus Fund Solutions, LLC

By:	/s/ Neil Kuttner	By:	/s/ Gary R. Tenkman
Name:	Neil Kuttner	Name:	Gary R. Tenkman
Title:	President	Title:	Chief Operating Officer

Ultimus Master Services Agreement

June 1, 2016

SCHEDULE A

To the

Master Services Agreement

between

Cross Shore Discovery Fund

and

Ultimus Fund Solutions, LLC

Dated June 1, 2016

Fund Portfolio(s) (by fiscal year end)

Cross Shore Discovery Fund

Fund Administration Addendum

For

Cross Shore Discovery Fund

This Addendum, dated June 1, 2016, is between Cross Shore Discovery Fund (the “Trust”), on behalf of the Funds listed in Scheduled A to the Master Services Agreement (individually referred to herein as a “Fund” and collectively as the “Funds”), and Ultimus Fund Solutions, LLC (“Ultimus”).

Fund Administration and Compliance Services

1.	Regulatory Reporting

Ultimus shall provide the Trust with regulatory reporting services, including:

1.1.	prepare, in consultation with Trust counsel, and supervise the filing of annual updates to prospectuses and statements of additional information in the Trust’s registration statements;

1.2.	calculate and report Trust performance as directed by the Trust;

1.3.	Maintain the Trust’s governing documents and any amendments thereto, including the Agreement and Declaration of Trust, By-laws and minutes of Board and committee meetings;

1.4.	Coordinate the layout and printing of prospectuses and other publically disseminated reports;

1.5.	prepare and file with the SEC (i) the reports for the Trust on Forms N-CSR, N-Q and N-SAR, (ii) Form N-PX, (iii) tender offers on Schedule TO pursuant to Rule 13e-4 under the 1940 Act, (iv) Section 16 filings, (v) fidelity bond filings and (vi) such other filings reasonably requested by the Trust;

1.6.	prepare such reports, notice filing forms and other documents (including reports regarding the sale and redemption of shares of the Trust as may be required in order to comply with federal and state securities law) as may be necessary or desirable to make notice filings relating to the Trust’s shares with state securities authorities, monitor the sale of Trust shares for compliance with state securities laws, and file with the appropriate state securities authorities compliance filings as may be necessary or convenient to enable the Trust to make a continuous offering of its shares;

1.7.	cooperate with, and take all reasonable actions in the performance of its duties under this Agreement, to ensure that the necessary information is made available to the SEC or any other regulatory authority in connection with any regulatory audit of the Trust or any Fund; and

1.8.	Provide monthly post trade compliance monitoring.

2.	Shareholder Communications

Ultimus shall develop and prepare, with the assistance of the Trust’s investment adviser(s) and other service providers, communications to shareholders, including the annual and semiannual reports to shareholders, coordinate the printing and mailing of prospectuses, notices and other reports to Trust shareholders.

3.	Corporate Governance

Ultimus shall provide the following services to the Trust and its Funds:

3.1.	provide individuals reasonably acceptable to the Trust’s Board of Trustees (the “Board”) to serve as officers of the Trust, who will be responsible for the management of certain of the Trust’s affairs as determined and under supervision by the Board;

3.2.	coordinate the acquisition of and maintain fidelity bonds and directors and officers/errors and omissions insurance policies for the Trust in accordance with the requirements of the 1940 Act and as such bonds and policies are approved by the Board;

3.3.	coordinate meetings of, prepare materials for, attend and write minutes of the Board’s quarterly meetings; and

3.4.	Provide a qualified individual to serve as the Trust’s Principal Financial Officer.

4.	Compliance Services

Ultimus shall provide the Trust with compliance services, including:

4.1.	Provide a qualified individual to serve as the Trust’s Chief Compliance Officer (“CCO”) pursuant to Rule 38a-1 under the 1940 Act, who shall serve as the CCO of the Trust at the pleasure of the Board of the Trust;

4.2.	Develop, implement, and administer appropriate procedures in accordance with Rule 38a-l under the 1940 Act that provide adequate oversight of compliance and operational policies and procedures of the Trust and each investment adviser, principal underwriter, administrator, and transfer agent of the Fund (the “Service Providers”);

4.3.	Conduct, on an annual basis, a review of the Trust’s policies and procedures, as well as those of its Service Providers. In connection with the annual review, the CCO will provide a written report to the Trust board that addresses the operation of the policies and procedures of the Trust and its Service Providers, any material compliance changes made to those policies and procedures since the date of the last report, any material changes to the policies and procedures recommended as a result of the annual review, and each material compliance matter that occurred since the date of the last report;

4.4.	Meet separately with the Trust’s independent directors at least annually; and

4.5.	Provide a qualified individual to serve as the Trust’s Anti-Money Laundering Officer.

5.	Other Services

Ultimus shall provide all necessary office space, equipment, personnel, and facilities for handling the affairs of the Trust; and shall provide such other services as the Trust may reasonably request that Ultimus perform consistent with its obligations under the Master Services Agreement and this Fund Administration Addendum:

5.1.	administer contracts on behalf of the Trust with, among others, the Trust’s investment adviser(s), distributor, custodian, transfer agent and fund accountant;

5.2.	assist the Trust, each Fund’s investment adviser(s) and the Trust’s Chief Compliance Officer in monitoring the Trust and its Funds for compliance with applicable limitations as imposed by the 1940 Act and the rules and regulations thereunder or set forth in the Trust’s or any Fund’s then current prospectus or statement of additional information;

5.3.	perform all reasonable and customary administrative services and functions of the Trust to the extent such administrative services and functions are not provided to the Trust by other agents of the Trust;

5.4.	furnish advice and recommendations with respect to other aspects of the business and affairs of the Trust, as the Trust and Ultimus shall determine desirable;

Fund Administration Addendum

5.5.	prepare and maintain the Trust’s operating budget to determine proper expense accruals to be charged to each Fund by the Trust’s fund accountant in order to calculate its monthly net asset value;

5.6.	prepare, or cause to be prepared, expense and financial reports, including Fund budgets, expense reports, pro-forma financial statements, expense and profit/loss projections and fee waiver/expense reimbursement projections on a periodic basis;

5.7.	assist the Trust’s independent public accountants with the preparation and filing of the Trust’s tax returns;

5.8.	research and calculate the qualified dividend rate for income and short term capital gain distributions and produce supplemental tax information letters for each Fund, if applicable;

5.9.	advise the Trust and its Board on matters concerning the Trust and its affairs including making recommendations regarding dividends and distributions;

5.10.	administer all disbursements for a Fund;

5.11.	upon request, assist each Fund in the evaluation and selection of other service providers, such as independent public accountants, printers and EDGAR providers;

5.12.	assist with the coordination, communications and data collection with regard to yearly audits by independent accountants; and

5.13.	coordinate the proxy process, including solicitation, if necessary. The preparation of proxy materials and the filing of such materials with the SEC shall be subject to an additional fee, to be negotiated by the parties in good faith, as applicable.

For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

6.	Out of Scope Services

Ultimus can provide additional services to the Trust, Adviser and/or each of the Funds listed on Exhibit A upon request. These services are considered out-of-scope and can be provided at an additional cost, which would be negotiated before the services are rendered. These duties include, but are not limited to:

6.1.	preparing and filing with the SEC exemptive relief orders, subject to the review of Trust counsel;

6.2.	drafting proxy materials; and

6.3.	preparing ad-hoc industry reports using proprietary software.

7.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Fund Administration Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

Fund Administration Addendum

8.	Legal Representation

Notwithstanding any provision of the Master Services Agreement or this Fund Administration Addendum to the contrary, Ultimus will not be obligated to provide legal representation to the Trust or any Fund, including through the use of attorneys that are employees of Ultimus. The Trust acknowledges that in-house Ultimus attorneys exclusively represent Ultimus and rely on outside counsel retained by the Trust to review all services provided by in-house Ultimus attorneys and to provide independent judgment on the Trust’s behalf. The Trust acknowledges that because no attorney-client relationship exists between in-house Ultimus attorneys and the Trust, any information provided to Ultimus attorneys may not be privileged and may be subject to compulsory disclosure under certain circumstances. Ultimus represents that it will maintain the confidentiality of information disclosed to its in-house attorneys on a best efforts basis.

The parties duly executed this Fund Administration Addendum as of June 1, 2016.

	Cross Shore Discovery Fund		Ultimus Fund Solutions, LLC

By:	/s/ Neil Kuttner	By:	/s/ Gary R. Tenkman
Name:	Neil Kuttner	Name:	Gary R. Tenkman
Title:	President	Title:	Chief Operating Officer

Fund Administration Addendum

Fund Administration Fee Letter

For

Cross Shore Discovery Fund

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Cross Shore Discovery Fund (the “Trust”), on behalf of the Funds listed in Scheduled A to the Master Services Agreement (individually referred to herein as a “Fund” and collectively as the “Funds”), pursuant to the Master Services Agreement, dated June 1, 2016, and the Fund Administration Addendum, dated June 1, 2016.

1.	Fund Administration Fees
1.1.	For the Fund Administration Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Average Daily Net Assets	Administration Fee
On the first $100 million in assets	0.08%
On assets of $100 million to $250 million	0.06%
On assets of $250 million to $1 billion	0.04%
On assets in excess of $1 billion	0.02%

The fee will be subject to a minimum annual fee of $37,500 with respect to each Fund with an additional minimum annual fee of $10,000 per share class operated by the Trust.

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Trust or Fund agrees to pay all fees within 30 days of receipt of each invoice. Ultimus retains the right to charge interest of 1.5% on any amounts that remain unpaid beyond such 30-day period. Acceptance of such late charge shall in no event constitute a waiver by Ultimus of the Trust’s default or prevent Ultimus from exercising any other rights and remedies available to it.

2.	Compliance Fees

For the Compliance Services provided under the Fund Administration Addendum, Ultimus shall be entitled to receive an annual fee from the Trust, payable monthly on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, of $25,000. An additional annual fee of $6,000 will be charged for certain compliance support services.

3.	Out-Of-Pocket Expenses

In addition to the above fees, the Trust will reimburse Ultimus for certain out-of-pocket expenses incurred on the Trust’s behalf, including but not limited to, travel expenses to attend Board meetings and any other expenses approved by the Trust (or, with respect to a Fund, its investment adviser). The Trust will be responsible for its normal operating expenses, such as federal and state filing fees, EDGARizing fees, insurance premiums, typesetting and printing of the Trust’s public documents, and fees and expenses of the Trust’s other vendors and providers.

4.	Term

4.1	Initial Term. This Fee Letter shall continue in effect until the expiration of the Master Services Agreement’s Initial Term (the “Initial Term”).

4.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive one-year periods (each a “Renewal Term”).

5.	Fee Increases

Ultimus may annually increase the minimum annual fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)1; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

6.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Fund Administration Fee Letter dated June 1, 2016.

	Cross Shore Discovery Fund		Ultimus Fund Solutions, LLC

By:	/s/ Neil Kuttner	By:	/s/ Gary R. Tenkman
Name:	Neil Kuttner	Name:	Gary R. Tenkman
Title:	President	Title:	Chief Operating Officer

1.	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Fund Administration Addendum

Transfer Agent and Shareholder Services Addendum

For

Cross Shore Discovery Fund

This Addendum, dated January 1, 2018, is between (the “Trust”), on behalf of the Funds listed on Schedule A to the Amended and Restated Master Services Agreement, dated January 1, 2018 and Ultimus Fund Solutions, LLC (“Ultimus”).

Transfer Agent and Shareholder Services

1.	Shareholder Transactions

Ultimus shall provide the Trust with shareholder transaction services, including:

1.1.	process shareholder purchase, redemption, exchange, and transfer orders in accordance with conditions set forth in the applicable Fund’s prospectus(es) applying all applicable redemption or other miscellaneous fees;

1.2.	set up of account information, including address, account designations, dividend and capital gains options, taxpayer identification numbers, banking instructions, automatic investment plans, systematic withdrawal plans and cost basis disposition method,

1.3.	assist shareholders making changes to their account information included in 1.2;

1.4.	issue trade confirmations in compliance with Rule 10b-10 under the Securities Exchange Act of 1934, as amended (the “1934 Act”) if requested;

1.5.	issue monthly statements for shareholders, interested parties, broker firms, branch offices and registered representatives;

1.6.	act as a service agent and process income dividend and capital gains distributions, including the purchase of new shares, through dividend reimbursement and appropriate application of backup withholding, non-resident alien withholding and Foreign Account Tax Compliance Act (“FATCA”) withholding;

1.7.	record the issuance of shares and maintain pursuant to Rule 17Ad-10(e) of the 1934 Act a record of the total number of shares of each Fund which are authorized, based upon data provided to it by the Trust, and issued and outstanding;

1.8.	perform such services as are required to comply with Rules 17a-24 and 17Ad-17 of the 1934 Act (the “Lost Shareholder Rules”);

1.9.	provide cost basis reporting to shareholders on covered shares (shares purchased after 1/1/2012), as required;

1.10.	withholding taxes on non-resident alien accounts, pension accounts and in accordance with state requirements;

1.11.	produce, print, mail and file U.S. Treasury Department Forms 1099 and other appropriate forms required by federal authorities with respect to distributions for shareholders;

1.12.	administer and perform all other customary services of a transfer agent, including, but not limited to, answering routine customer inquiries regarding shares; and

Transfer Agent and Shareholder Services Addendum

1.13.	if applicable, process all standing instruction orders (Automatic Investment Plans (“AIPs”) and Systematic Withdrawal Plan (“SWPs”)) including the debit of shareholder bank information for automatic purchases.

2.	Shareholder Information Services

Ultimus shall provide the Trust with shareholder information services, including:

2.1.	make information available to shareholder servicing unit and other remote access units regarding trade date, share price, current holdings, yields, and dividend information;

2.2.	produce detailed history of transactions through duplicate or special order statements upon request;

2.3.	provide mailing labels for distribution of financial reports, prospectuses, proxy statements or marketing material to current shareholders; and

2.4.	respond as appropriate to all inquiries and communications from shareholders relating to shareholder accounts.

2.5.	provide and staff a toll-free number for shareholders, broker-dealers, and others relating to the Trust and such other correspondence as may from time to time be mutually agreed upon.

3.	Compliance Reporting

3.1.	AML Reporting. Ultimus agrees to provide anti-money laundering services to the Trust’s direct shareholders and to operate the Trust’s customer identification program for these shareholders, in each case in accordance with the written procedures developed by Ultimus and adopted or approved by the Trust’s Board of Trustees (the “Board”) and with applicable law and regulations.

3.2.	Regulatory Reporting. Ultimus agrees to provide reports to the federal and applicable state authorities, including the SEC, and to the Funds’ Auditors. Applicable state authorities are those governmental agencies located in states in which the Fund is registered to sell shares.

3.3.	IRS Reporting. Ultimus will prepare and distribute appropriate Internal Revenue Service (“IRS”) forms for shareholder income and capital gains (including the calculation of qualified income), sale of fund shares, distributions from retirement accounts and education savings accounts, fair market value reporting on IRAs, contributions, rollovers and conversions to IRAs and education savings accounts and required minimum distribution notifications and issue tax withholding reports to the IRS.

3.4.	Pay-to-Play Reports. Ultimus will provide quarterly reporting for Fund accounts subject to pay-to-play rules.

4.	Shareholder Account Maintenance

For each direct shareholder account, Ultimus agrees to perform the following services:

4.1.	maintain all shareholder records for each account in each Fund;

4.2.	as dividend disbursing agent, on or before the payment date of any dividend or distribution, notify the Fund’s custodian of the estimated amount of cash required to pay such dividend or distribution; prepare and distribute to shareholders any funds to which they are entitled by reason of any dividend or distribution and in the case of shareholders entitled to receive additional shares of the Fund by reason of any such dividend or distribution, make appropriate credit to their respective accounts and prepare and mail to such shareholders a confirmation statement with respect to such shares;

Transfer Agent and Shareholder Services Addendum

4.3.	issue customer statements on a scheduled cycle, and provide duplicate second and third party copies if required;

4.4.	record shareholder account information changes; and

4.5.	maintain account documentation files for each shareholder.

5.	Other Services

5.1.	Ultimus shall perform other services for the Trust that are mutually agreed upon in a writing signed by the parties for mutually agreed fees, if any, and all out-of-pocket expenses incurred by Ultimus; provided, however that the Trust may retain third parties to perform such other services. These services may include performing internal audit examination; mailing the annual reports of the Funds; preparing an annual list of shareholders; and mailing notices of shareholders’ meetings, proxies, and proxy statements.

5.2.	For special cases, the parties hereto may amend the procedures or services set forth in this Agreement as may be appropriate or practical under the circumstances, and Ultimus may conclusively assume that any special procedure or service which has been approved by the Trust does not conflict with or violate any requirements of its Agreement and Declaration of Trust or then current prospectuses, or any rule, regulation or requirement of any regulatory body.

6.	National Securities Clearing Corporation Processing

Ultimus will:

6.1.	transmit through the Alternative Investment Platform division of Depository Trust & Clearing Corporation (“DTCC-AIP”) share balances, prices, account activity, and when available purchase, redemptions and other transactions in shares in accordance with, instructions transmitted to and received by Ultimus, either via DTCC-AIP (acting on behalf of its broker-dealer and bank participants) or directly in accordance with the instructions of authorized parties;

6.2.	issue instructions to each Fund’s custodian for the settlement of transactions between the Fund and authorized parties or DTCC-AIP (acting on behalf of its broker-dealer and bank participants);

6.3.	provide account and transaction information from the affected Trust’s records on an appropriate computer system in accordance with DTCC-AIP’s rules for those broker-dealers; and

6.4.	maintain shareholder accounts through DTCC-AIP.

7.	Tax Matters

Ultimus does not provide tax advice. Nothing in the Master Services Agreement or this Transfer Agent and Shareholder Services Addendum shall be construed or have the effect of rendering tax advice. It is important that the Trust or a Fund consult a professional tax advisor regarding its individual tax situation.

Transfer Agent and Shareholder Services Addendum

The parties duly executed this Transfer Agent and Shareholder Services Addendum as of January 1, 2018.

	Cross Shore Discovery Fund On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Neil Kuttner	By:	/s/ Gary R. Tenkman
Name:	Neil Kuttner	Name:	Gary R. Tenkman
Title:	President	Title:	Chief Operating Officer – Managing Director

Transfer Agent and Shareholder Services Addendum

Transfer Agent and Shareholder Services Fee Letter

For

Cross Shore Discovery Fund

This Fee Letter applies to the Services provided by Ultimus Fund Solutions, LLC (“Ultimus”) to Cross Shore Discovery Fund (the “Trust”), on behalf of the Funds listed in Schedule A, to the Amended and Restated Master Services Agreement, dated January 1, 2018 and the Transfer Agent and Shareholder Services Addendum, dated Janaury 1, 2018.

1.	Fees

1.1.	For the Transfer Agent and Shareholder Services provided under the Transfer Agent and Shareholder Services Addendum, Ultimus shall be entitled to receive a fee from the Trust on the first business day following the end of each month, or at such time(s) as Ultimus shall request and the parties hereto shall agree, a fee computed with respect to each Fund as follows:

Annual fee per open shareholder account:
Direct Accounts	$20 per account
NSCC Fund/Serve Accounts	$15 per account
IRA Maintenance Fee (if applicable)	Additional $15 per account
Annual fee per closed shareholder account	$0 per closed account
Base Annual Fee
First Class	$20,000 per year
Each Additional Class	$5,000 per year

1.2.	The Fees are computed daily and payable monthly, along with any out-of-pocket expenses. The Fund agrees to pay all fees within 30 days of receipt of each invoice.

2.	Out-Of-Pocket Expenses

In addition to the above fees, each Fund will reimburse Ultimus or pay directly certain out-of-pocket expenses incurred on the Fund’s behalf, including but not limited to, postage, confirmations, statements, printing, telephone lines, Internet access fees, bank service charges, fund specific Fund/Serv and Networking costs, and other industry standard transfer agent expenses.

3.	Term
3.1.	Initial Term. This Fee Letter shall continue in effect until December 31, 2018 (the “Initial Term”).

3.2.	Renewal Terms. Immediately following the Initial Term, this Fee Letter shall automatically renew for successive 1-year periods (each a “Renewal Term”).

Fund Administration Fee Letter

4.	Fee Increases

Ultimus may annually increase the fees listed above by an amount not to exceed the average annual change for the prior calendar year in the Consumer Price Index for All Urban Consumers - All Items (seasonally unadjusted) (collectively the “CPI-U”)2 plus 1.5%; provided that Ultimus gives 30-day notice of such increase to the Trust by March 1 of the then-current calendar year. The fee increase will take effect on April 1 of the then-current calendar year. Any CPI-U increases not charged in any given year may be included in prospective CPI-U fee increases in future years.

5.	Amendment

The parties may only amend this Fee Letter by written amendment signed by both parties.

Transfer Agent and Shareholder Services Fee Letter dated January 1, 2018.

	Cross Shore Discovery Fund On behalf of all Funds listed on Schedule A to the Master Services Agreement		Ultimus Fund Solutions, LLC

By:	/s/ Neil Kuttner	By:	/s/ Gary R. Tenkman
Name:	Neil Kuttner	Name:	Gary R. Tenkman
Title:	Cross Shore Discovery Fund	Title:	Chief Operating Officer – Managing Director

[2]	Using 1982-84=100 as a base, unless otherwise noted in reports by the Bureau of Labor Statistics.

Fund Administration Fee Letter